Exhibit 99.1

Great American Group(R)* Announces Fourth Quarter and Full Year 2010

Financial Results

Woodland Hills, Calif., (March 31, 2011) – Great American Group, Inc. (OTCBB: GAMR) (“Great American Group” or the “Company”), a leading provider of asset disposition, valuation and appraisal services, today announced financial results for its fourth quarter and full year ended December 31, 2010.

Fourth Quarter Results

For the fourth quarter ended December 31, 2010, the Company reported total revenues of $11.0 million, compared to revenues of $11.5 million in the fourth quarter of 2009. Revenues from services and fees were $10.6 million, compared to $10.0 million in the same period the prior year. Revenues from sales of goods were $0.4 million, compared to $1.4 million in the fourth quarter of 2009. The decline in total revenues during the quarter was primarily due to the decrease in revenues from the sale of goods in the Company’s auction and liquidation segment, offset by a modest increase in revenues from services and fees.

“Relative to the first half of 2010, we saw an improvement in the business in the second half of the year. The cost reduction initiatives that we employed at the end of the third quarter had a financial benefit to us in the fourth quarter,” said Andrew Gumaer, Chief Executive Officer of Great American Group. “During the fourth quarter of 2010, adjusted EBITDA was essentially breakeven. This compares favorably to adjusted EBITDA of $(7.8) million for the first three quarters of 2010. Going forward, we continue to build upon our newer initiatives such as GA Keen Realty Advisors, GA Capital and GA Europe and expect these businesses to complement our core businesses in the near future.”

Direct costs of services were $4.5 million, compared to $5.0 million a year ago. The decrease in direct costs of services was primarily the result of a decrease in the number of fee and commission engagements in the fourth quarter of 2010, where the Company contractually bills fees, commissions and reimbursable expenses in the auction and liquidation segment as compared to the same period in 2009. Cost of goods sold was $0.6 million in the fourth quarter of 2010, compared to $3.1 million in the fourth quarter of the prior year, primarily as a result of fewer auction engagements where the company sells assets.

Selling, general and administrative expenses were $6.8 million, or $2.9 million less than the $9.7 million in the fourth quarter of 2009. The decrease in selling, general and administrative expenses was primarily attributed to reduced employee headcount, a $1.0 million decrease in share based compensation and cost savings from the cost reduction initiatives implemented at the end of the third quarter of 2010.

Operating loss for the fourth quarter of 2010 was $0.8 million, compared to an operating loss of $6.3 million during the fourth quarter of 2009.

Interest expense during the fourth quarter of 2010 declined to $1.0 million from $2.0 million in the same period a year ago, primarily as a result of a decrease in interest expense due to the interest rate reduction from 12.0% to 3.75% on $52.4 million of the $55.6 million of notes payable to the former Great American Members and certain Phantom Equityholders that was effective February 1, 2010.

Loss from operations before a benefit for income taxes was $2.1 million during the fourth quarter of 2010, a decrease of $6.5 million compared to a loss from operations of $8.5 million in the fourth quarter of 2009.

During the fourth quarter of 2010, the Company recorded a benefit for income taxes of $0.1 million, compared to a benefit for income taxes of $4.1 million in the fourth quarter of 2009. Overall, in the fourth quarter of 2010, the Company generated a net loss of $1.9 million, or $(0.07) per diluted share, compared with a net loss of $4.5 million, or $(0.16) per diluted share, in the fourth quarter of 2009.

Full Year Results

For 2010, the Company generated total revenues of $42.1 million, compared to $83.4 million for 2009. Revenues from services and fees were $37.0 million, compared to $70.8 million the prior year. Sales of goods totaled $5.1 million, compared to $12.6 million in 2009. The decrease in revenues was primarily due to a $40.6 million decrease in revenues in the auction and liquidation segment in 2010 as compared to the same period in 2009. Revenues in the auction and liquidation segment during 2010 were negatively impacted by fewer liquidation engagements during the year as economic conditions for retailers and credit markets improved from the prior year.

Total operating expenses were $53.5 million in 2010, compared to $65.9 million in 2009. Operating loss was $11.4 million for 2010, compared to operating income of $17.5 million the prior year. Loss from operations before a benefit for income taxes was $16.1 million for 2010, compared to income from operations of $5.4 million during 2009. The Company recorded a benefit for income taxes of $5.1 million for 2010, compared with $11.7 million for 2009. For 2010, net loss was $11.0 million, or $(0.39) per diluted share, compared with net income of $17.0 million in 2009, or $0.91 per diluted share.

Financial Position

At December 31, 2010, the Company had $20.1 million in cash and cash equivalents. Working capital was $23.5 million at December 31, 2010. During 2010, the Company used $6.1 million in cash from operations.

Conference Call

The Company will host a conference call at 4:30 p.m. EDT on Thursday, March 31, 2011, to discuss results for the fourth quarter ended December 31, 2010. To listen to the event in listen-only mode by telephone, please dial (877) 941-4774 10 minutes prior to the start time (to allow time for registration) and use conference ID #4421558. International callers should dial (480) 629-9760. A digital replay will be available beginning March 31, 2011, at 7:30 p.m. EDT, through April 7, 2011, at 11:59 p.m. EDT. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 4421558. International callers should dial (858) 384-5517 and enter the same passcode. The call will also be broadcast over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.greatamerican.com. To listen to the webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Web site.

About Great American Group, Inc.

Great American Group, Inc. is a leading provider of asset disposition solutions and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms. Great American Group has offices in Atlanta, Boston, Chicago, Dallas, London, Los Angeles, New York and San Francisco. For more information, please visit www.greatamerican.com.

*	Great American Group and the Eagle Design are trademarks registered in the US Patent and Trademark Office and are exclusive property of Great American Group, Inc.

Forward-Looking Statements

This press release may contain forward-looking statements by Great American Group that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-

looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in Great American Group’s filings with the SEC, including, without limitation, the risks described in Great American Group’s proxy statement/prospectus dated July 17, 2009 and filed with the SEC on July 20, 2009, and its Annual Report on Form 10-K for the year ended December 31, 2009. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Great American Group undertakes no duty to update this information.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including Adjusted EBITDA, may be considered non-GAAP financial measures. Great American Group believes this information is useful to investors because it provides a basis for measuring Great American Group’s performance against the contingent share earnout provisions in the AAMAC transaction. In addition, Great American Group’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Great American Group’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Great American Group may not be comparable to similarly titled amounts reported by other companies.

GAMR-F

Investor Contacts:

Great American Group

Phil Ahn, SVP, Strategy & Corporate Development

818-884-3737

Addo Communications

Andrew Blazier

310-829-5400

andrewb@addocommunications.com

or

Press Contact:

Great American Group

Laura Wayman

847-444-1400 ext. 312

lwayman@greatamerican.com

(FINANCIAL TABLES FOLLOW)

GREAT AMERICAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$20,080	$37,989
Restricted cash	—	459
Accounts receivable, net	3,087	2,628
Advances against customer contracts	3,063	58
Income taxes receivable	—	1,100
Goods held for sale or auction	13,504	15,014
Note receivable - related parties	5,930	—
Deferred income taxes	5,463	8,475
Prepaid expenses and other current assets	1,353	981

Total current assets	52,480	66,704
Property and equipment, net	1,369	1,411
Goodwill	5,688	5,688
Other intangible assets, net	221	382
Deferred income taxes	11,372	3,238
Other assets	1,144	1,250

Total assets	$72,274	$78,673

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$10,631	$9,192
Auction and liquidation proceeds payable	1,712	446
Mandatorily redeemable noncontrolling interests	2,858	2,619
Current portion of long-term debt	1,724	11,123
Note payable	12,014	11,705
Current portion of capital lease obligation	27	25

Total current liabilities	28,966	35,110
Capital lease obligation, net of current portion	42	69
Long-term debt, net of current portion	52,169	44,494

Total liabilities	81,177	79,673

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 135,000,000 shares authorized; 30,559,036 and 30,022,478 issued and outstanding as of December 31, 2010 and 2009, respectively	4	3
Additional paid-in capital	2,878	(249)
Retained earnings (deficit)	(11,792)	(754)
Accumulated other comprehensive income	7	—

Total stockholders’ equity (deficit)	(8,903)	(1,000)

Total liabilities and stockholders’ equity (deficit)	$72,274	$78,673

GREAT AMERICAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Services and fees	$10,618	$10,043	$37,026	$70,810
Sale of goods	387	1,414	5,119	12,611

Total revenues	11,005	11,457	42,145	83,421

Operating expenses:
Direct cost of services	4,479	4,951	15,417	17,491
Cost of goods sold	576	3,116	6,674	12,669
Selling, general and administrative	6,796	9,659	31,413	35,743

Total operating expenses	11,851	17,726	53,504	65,903

Operating income (loss)	(846)	(6,269)	(11,359)	17,518
Other income (expense):
Interest income	188	12	522	32
Other income	—	(35)	—	18
Loss from equity investment in Great American Real Estate, LLC	(372)	(228)	(1,640)	(861)
Interest expense	(1,027)	(2,001)	(3,667)	(11,273)

Income (loss) from continuing operations before benefit for income taxes	(2,057)	(8,521)	(16,144)	5,434
Benefit for income taxes	151	4,054	5,106	11,664

Income (loss) from continuing operations	(1,906)	(4,467)	(11,038)	17,098
Loss from discontinued operations, net of tax	—	(75)	—	(142)

Net income (loss)	$(1,906)	$(4,542)	$(11,038)	$16,956

Basic earnings (loss) per share, continuing operations	$(0.07)	$(0.16)	$(0.39)	$0.96
Basic earnings (loss) per share, discontinued operations	0.00	(0.00)	0.00	(0.01)

Basic earnings (loss) per share	$(0.07)	$(0.16)	$(0.39)	$0.95

Diluted earnings (loss) per share, continuing operations	$(0.07)	$(0.16)	$(0.39)	$0.92
Diluted loss per share, discontinued operations	0.00	(0.00)	0.00	(0.01)

Diluted earnings (loss) per share	$(0.07)	$(0.16)	$(0.39)	$0.91

Weighted average basic shares outstanding	28,239,036	27,702,478	28,075,758	17,786,686
Weighted average diluted shares outstanding	28,239,036	27,702,478	28,075,758	18,664,049

PRO FORMA COMPUTATION RELATED TO CONVERSION TO C CORPORATION FOR INCOME TAX PURPOSES (unaudited):
Historical income (loss) from continuing operations before income taxes		$(8,521)		$5,434
Pro forma benefit (provision) for income taxes		3,357		(2,141)

Pro forma income (loss) from continuing operations		(5,164)		3,293
Pro forma loss from discontinued operations, net of tax		(75)		(116)

Pro forma net income (loss)		$(5,239)		$3,177

Pro forma basic earnings (loss) per share, continuing operations		$(0.19)		$0.19
Pro forma basic loss per share, discontinued operations		(0.00)		(0.01)

Pro forma basic earnings (loss) per share		$(0.19)		$0.18

Pro forma diluted earnings (loss) per share, continuing operations		$(0.19)		$0.18
Pro forma diluted loss per share, discontinued operations		(0.00)		(0.01)

Pro forma diluted earnings (loss) per share		$(0.19)		$0.17

Pro forma weighted average basic shares outstanding		27,702,478		17,786,686
Pro forma weighted average diluted shares outstanding		27,702,478		18,664,049

GREAT AMERICAN GROUP, INC. AND SUBSIDIARIES

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(Unaudited Adjusted EBITDA)

(Dollars in thousands)

	Three Months Ended December 31,
	2010	2009
Adjusted EBITDA Reconciliation:

Net income (loss) as reported	$(1,906)	$(4,542)
Adjustments:
Benefit for income taxes	(151)	(4,054)
Interest expense	1,027	2,001
Interest income	(188)	(12)
Depreciation and amortization	212	169
Share based compensation	990	1,965
Deferred compensation - Phantom Stock Plan	—	—

Total EBITDA adjustments	1,890	69

Adjusted EBITDA	$(16)	$(4,473)

	Year Ended December 31,
	2010	2009
Adjusted EBITDA Reconciliation:

Net income (loss) as reported	$(11,038)	$16,956
Adjustments:
Benefit for income taxes	(5,106)	(11,664)
Interest expense	3,667	11,273
Interest income	(522)	(32)
Depreciation and amortization	792	634
Share based compensation	4,420	3,508
Deferred compensation - Phantom Stock Plan	—	4,005

Total EBITDA adjustments	3,251	7,724

Adjusted EBITDA	$(7,787)	$24,680

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